Exhibit 4.1
Execution Version
CREDIT AGREEMENT
Dated as of October 27, 2010
among
BANCINSURANCE CORPORATION,
FENIST, LLC
AND
FENIST ACQUISITION SUB, INC.
“as Borrowers”
and
FIFTH THIRD BANK
“as Lender”

ii

ATTACHMENTS:

EXHIBIT A — FORM OF PROMISSORY NOTE
EXHIBIT B — FORM OF PROMISSORY NOTE
EXHIBIT C — COMPLIANCE CERTIFICATE
SCHEDULE 1 — SUBSIDIARIES AND OTHER INVESTMENTS
SCHEDULE 2 — INDEBTEDNESS AND LIENS
SCHEDULE 5.13 — ADDRESSES OF REAL PROPERTY OWNED OR LEASED BY THE BORROWERS

iii

CREDIT AGREEMENT
This Credit Agreement, dated as of October 27, 2010 is by and among Bancinsurance Corporation, an Ohio corporation (“Bancinsurance”), Fenist, LLC, an Ohio limited liability company (“Fenist”), Fenist Acquisition Sub, Inc., an Ohio corporation (“FASI”, together with Bancinsurance and Fenist, “Borrowers” or individually, “Borrower”), and Fifth Third Bank, an Ohio banking corporation.
Background Information
Borrowers have requested that Lender extend a revolving line of credit and a term loan to Borrowers, and Lender has agreed to do so, upon and subject to the terms and conditions hereinafter set forth.
Provisions
NOW, THEREFORE, in consideration of the provision of such credit facilities, the agreements and covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrowers do hereby agree as follows (except as otherwise provided herein, capitalized terms used herein are as defined in Article I):
ARTICLE I
Definitions
Section 1.1. Definitions. As used in this Agreement:
“Acquisition” means any transaction (excluding the Going Private Transaction), or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrowers or their Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
“Advance” means a borrowing hereunder made by the Lender on a Borrowing Date.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreement” means this Credit Agreement, as it may be amended, modified, supplemented, extended, restated and replaced from time to time.
“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
“Applicable Fee Rate” means .25% or 25 basis points.
“Applicable Margin” means, the percentage rate per annum which is applicable at such time with respect to Advances as follows: 2.50% (250 basis points) provided that the AM Best rating for Ohio Indemnity is A- or better; and 2.875% (287.5 basis points) if Ohio Indemnity has an AM Best rating of B++.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any person duly elected to the following offices of the Borrowers: The President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Managing Member.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrowers” means Bancinsurance Corporation, an Ohio corporation, Fenist, LLC, an Ohio limited liability company, and Fenist Acquisition Sub, Inc., an Ohio corporation.
“Borrowing Date” means a date on which an Advance is made hereunder.
“Borrowing Notice” is defined in Section 2.3.
“Business Day” means (i) with respect to any borrowing or payment a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset or intangible assets on a consolidated balance sheet of the Borrowers and their Subsidiaries prepared in accordance with Agreement Accounting Principles, excluding Capital Expenditures incurred in connection with the Going Private Transaction.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.
“Change in Control” means that Falcon Equity Partners, L.P., Barbara K. Sokol, John S. Sokol, James K. Sokol and Carla A. Sokol shall, individually or collectively, cease to own, free and clear of all Liens or other encumbrances, other than in favor of Lender, greater than 50% of the outstanding membership interests of Fenist, LLC.
“Charges” shall have the meaning set forth in Section 9.23.
“Closing Agenda” means the Closing Agenda prepared by the Lender setting forth the required closing documentation and other items pursuant to Section 4.1, as the same may be amended or modified from time to time.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Collateral Documents” means, collectively, (i) the Security Agreement given by Borrowers to Lender dated of even date herewith, and (ii) the Pledge Agreement given by Pledgors to Lender.
“Commitment” means a Revolving Commitment or Term Commitment, or any combination thereof (as the context requires).
“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Funded Indebtedness” means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

“Consolidated Indebtedness” means at any time the Indebtedness of the Borrowers and their Subsidiaries calculated on a consolidated basis as of such time.
“Consolidated Interest Expense” means, with reference to any period, the net interest expense of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrowers and their Subsidiaries calculated on a consolidated basis for such period.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrowers or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Credit Extension” means the making of an Advance hereunder.
“Credit Extension Date” means the Borrowing Date for an Advance.
“Debt Service Coverage Ratio” means the ratio of (a) the sum of Borrower’s consolidated net income for a fiscal year before taxes, depreciation, amortization, equity based compensation expense, other-than-temporary investment impairment charges and interest expense, less distributions, dividends and other extraordinary items to (b) the sum of (i) Borrower’s consolidated interest expense, and (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by all consolidated entities during the period (excluding the Revolving Commitment).
“Default” means an event described in Article VII.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.
“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Excluded Taxes” means, in the case of the Lender taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Lender is incorporated or organized.
“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Columbus time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.
“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction, other than, in each case, those entered into in connection with the Loans.
“Going Private Transaction” means the consummation of that certain Agreement and Plan of Merger dated as of August 10, 2010, by and among Bancinsurance, Fenist and FASI pursuant to which FASI will be merged with and into Bancinsurance.
“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), including obligations under non-compete agreements, (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, and (vi) Capitalized Lease Obligations.
“Insurance Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the insurance industry as applicable to Borrowers’ and their Subsidiaries including Ohio Indemnity.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.
“Lender” means Fifth Third Bank, an Ohio banking corporation.
“LIBO Base Rate” shall mean the rate of interest (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to relevant advances) fixed by the British
Bankers Association at 11:00 a.m., London time, relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP, or, if no longer provided by Bloomberg LP, such rate as shall be determined in good faith by the Lender from such sources as it shall determine to be comparable to Bloomberg LP (or any successor) as determined by Lender at approximately 10:00 a.m. Cincinnati, Ohio time on the relevant date of determination. The rate shall initially be determined as of the date of the initial advance of funds to Borrowers under this Note and shall be effective until the first Business Day of the month following the one month period after the initial advance. The rate shall be adjusted automatically on the first Business Day each one month thereafter, commencing on the first Business Day of the month following the expiration of the initial rate determination under this Note.
“LIBO Rate” shall mean the rate per annum equal to the sum of (x) the LIBO Base Rate, plus (y) the Applicable Margin.
“LIBO Rate Loan” means a Loan which, except as otherwise provided in Section 2.10, bears interest at the applicable LIBO Rate.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan Documents” means this Agreement, and the Notes, and the Collateral Documents.
“Loans” means the loans made by the Lender to the Borrowers pursuant to this Agreement.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition, or results of operations of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Borrowers to perform their obligations under the Loan Documents to which each Borrower is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Lender.

“Maximum Rate” shall have the meaning set forth in Section 9.23.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrowers or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“Note” means any promissory note issued pursuant to Section 2.7 in the form of Exhibit A and Exhibit B.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lender, or any indemnified party arising under or in connection with the Loan Documents.
“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding, from this clause (iii), Operating Leases.
“Ohio Indemnity” means Ohio Indemnity Company, an Ohio domiciled stock, property and casualty insurance company and a wholly owned subsidiary of Bancinsurance.
“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
“Other Taxes” is defined in Section 3.3(ii).
“Payment Date” means the first day of each month.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrowers or any member of the Controlled Group may have any liability.
“Pledge Agreement” means that certain Pledge Agreement whereby Pledgor pledges 100% of the issued and outstanding shares of Ohio Indemnity to Lender.
“Pledgor” means Bancinsurance Corporation.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced by Fifth Third Bank from time to time, changing when and as said prime rate changes.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person; provided, however that securities shall not constitute Property.
“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrowers and any Lender or Affiliate thereof which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.
“Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
“Revolving Commitment” means the obligation of the Lender, to make Revolving Loans to Borrowers in an aggregate amount not exceeding $5,000,000, until February 1, 2011 at which time the Revolving Commitment shall be reduced to $3,000,000.
“Revolving Credit Outstanding Exposure” means, the principal amount of its Revolving Loans outstanding at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.1.1.
“Revolving Loan Termination Date” means October 25, 2011.
“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Secured Obligations” means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to the Lender, if any.
“Single Employer Plan” means a Plan maintained by the Borrowers or any member of the Controlled Group for employees of the Borrowers or any member of the Controlled Group.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrowers.
“Substantial Portion” means, with respect to the Property of the Borrowers and its Subsidiaries, Property which (i) represents more than 5% of the tangible assets of the Borrowers and its Subsidiaries as would be shown in the consolidated financial statements of the Borrowers and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrowers and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.
“Tangible Assets” shall mean at any date the total of all assets which would be properly classified in accordance with Agreement Accounting Principles as tangible assets on the balance sheet of the Borrowers at such date.
“Tangible Net Worth” shall mean the total of the capital stock (less treasury stock), paid-in capital surplus, general contingency reserves, and other comprehensive income and retained earnings (deficit) of Bancinsurance and its Subsidiaries, as determined on a consolidated basis in accordance with generally accepted accounting principles after eliminating all inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any Subsidiary, less the book amount of all assets which would be treated as intangibles under generally accepted accounting principles, including, without limitation, such items as goodwill, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing if any, appearing on the consolidated balance sheet of Bancinsurance.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
“Term Loan” means a Loan made pursuant to Section 2.1.2.
“Term Commitment” means the obligation of the Lender to make a Term Loan hereunder on the Effective Date in the maximum principal amount of $10,000,000.
“Term Loan Termination Date” means February 1, 2015.
“Transferee” is defined in Section 9.20.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

Section 1.2. Classification of Loans and Advances. For purposes of this Agreement, Loans may be classified and referred to by Class (a Revolving Loan or Term Loan).
Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
Section 1.4. Accounting Terms; Agreement Accounting Principles. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles, as in effect from time to time, provided that, if the Borrowers notify the Lender that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Lender notifies the Borrowers that it requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Whenever under this Agreement any financial information, data and the like is calculated on a consolidated basis for the Borrowers and their Subsidiaries, such financial information, data and the like of such Subsidiary shall be included only to the extent of the Borrowers’ percentage of ownership of such Subsidiary.
ARTICLE II
The Credits
Section 2.1 Commitments.
Section 2.1.1. Revolving Credit Commitment. Subject to the terms and conditions set forth herein, from the Effective Date and prior to the Revolving Loan Termination Date, the Lender agrees to make Revolving Loans to the Borrowers, provided that, after giving effect to the making of each such Revolving Loan, the Revolving Credit Outstanding Exposure shall not exceed the Revolving Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving

Loans at any time prior to the Revolving Loan Termination Date. The Revolving Commitment to extend Revolving Loans hereunder shall expire on the Revolving Credit Termination Date.
Section 2.1.2. Acquisition Loan Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make the Term Loan to the Borrowers, on the Effective Date in a principal amount not exceeding the Term Commitment. Amounts repaid in respect of the Term Loan may not be reborrowed.
Section 2.2. Termination of Commitments.
(i) Unless previously terminated, the Revolving Credit Commitment shall terminate on the Revolving Credit Termination Date.
(ii) The Term Loan Commitment shall terminate on the Term Loan Termination Date.
Section 2.3. Borrowing Notice. The Borrowers shall give the Lender irrevocable notice (a “Borrowing Notice”) not later than 1:00 p.m. (Columbus, Ohio time) on the Borrowing Date. The Lender will make funds available to the Borrowers at the Lender’s address on the signature page hereto.
Section 2.4. Required Loan Payments. The Borrowers hereby unconditionally promise to pay to the Lender the Loans as follows:
Section 2.4.1. Required Payments of Revolving Credit Loan. On February 1, 2011, the outstanding balance of the Revolving Loan shall be reduced to zero. Thereafter the Borrowers may borrow, repay and reborrow Revolving Loans in an amount not to exceed the Revolving Commitment. The Revolving Credit Outstanding Exposure shall be paid in full by the Borrowers on the Revolving Loan Termination Date.
Section 2.4.2. Mandatory Prepayments of the Revolving Credit Loan. The Borrowers shall repay the Revolving Credit Loan on each date the Revolving Credit Outstanding Exposure exceeds the Revolving Commitment.
Section 2.4.3. Required Payments of the Term Loan. The outstanding principal balance of the Term Loan shall be payable to the Lender as follows: the Borrowers shall make a principal payment in the amount of $2,500,000, together with accrued interest thereon, on each of February 1, 2012, February 1, 2013 and February 1, 2014, with the remaining principal due on the Term Loan Termination Date, together with accrued interest thereon.
Section 2.4.4. Mandatory Prepayment of Term Loan. Borrowers shall, in addition to the required principal payments described in Section 2.4.3, on each February 1, 2012, 2013 and 2014, make an additional payment of principal in an amount calculated as follows: (A) the sum of all dividends paid by Bancinsurance to Fenist for the prior fiscal year less the principal payment of $2,500,000 multiplied by (B) thirty percent (30%).

Section 2.5. Interest Rates
Advances with respect to both the Revolving Credit Loans and the Term Loan shall be comprised entirely of LIBO Rate Loans. Each LIBO Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such advance is made. Changes in the rate of interest of any LIBO Rate Advance will take effect simultaneously with each change in the LIBO Rate.
Section 2.6 Rates Applicable After Default; Late Payment.
(i) Notwithstanding anything to the contrary contained herein, during the continuance of a Default or Unmatured Default the Lender may, at its option, by notice to the Borrowers, declare that each LIBO Rate Advance shall bear interest at a rate per annum equal to the LIBO Rate in effect from time to time plus 3% per annum, provided that, during the continuance of a Default under Section 7.5 or 7.6, the interest rates set above shall be applicable to all Credit Extensions without any election or action on the part of the Lender.
(ii) Any installment or other payment required to be made by the Borrowers under the Loan Documents which is not made within 10 days of the date of such installment or payment is due shall be subject to a late charge equal to 5% of the amount of the installment or payment.
Section 2.7. General Terms With Respect to Payment of Obligations.
(i) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s address specified pursuant to Section 9.13, by noon (Columbus, Ohio time) on the date when due. The Lender is hereby authorized to charge the accounts of the Borrowers maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder.
(ii) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Lender resulting from each Loan made by the Lender from time to time, in which it will record (a) the amount of each Loan made hereunder, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to the Lender hereunder, and (c) the amount of any sum received by the Lender hereunder from the Borrowers. The Lender may, if the Lender so elects in connection with any transfer of its Loans or enforcement of this Agreement or the Note, endorse on a schedule forming a part hereof or the Note appropriate notation to evidence the foregoing information with respect to the principal and interest then outstanding.
(iii) The entries maintained in the accounts maintained pursuant to paragraph (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.
(iv) The Lender shall prepare and the Borrowers shall execute and deliver to the Lender appropriate Notes payable to the order of the Lender to evidence the Loans. The Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 9.18) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 9.18.
Section 2.8. Telephonic Notices. The Borrowers hereby authorize the Lender to extend, convert or continue Advances, and to transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be acting on behalf of any Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices to be given telephonically. The Borrowers agree to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.
Section 2.9. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each LIBO Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof and at maturity. Interest shall be calculated for actual days elapsed on the basis of a 360-day year and a 30 day month. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
Section 2.10. Unused Commitment Fee. During the Revolving Commitment period, the Borrowers shall pay to the Lender an unused commitment fee (the “Unused Commitment Fee”) on the daily average unused amount of the Revolving Commitment at the Applicable Fee Rate. Such Unused Commitment Fee shall accrue on the unused amount of the Revolving Commitment beginning on the date hereof and shall continue to accrue thereafter through the Revolving Loan Termination Date. The accrued Unused Commitment Fee shall be payable quarterly in arrears beginning on December 31, 2010, upon written notice to the Borrowers by the Lender setting forth such accrued Unused Commitment Fee.
ARTICLE III
Yield Protection; Taxes
Section 3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
(i) subjects the Lender to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Lender in respect of LIBO Rate Loan, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (other than reserves and assessments taken into account in determining the interest rate applicable to LIBO Rate Advances), or
(iii) imposes any other condition the result of which is to increase the cost to the Lender of making, funding or maintaining LIBO Rate Loans, or reduces any amount receivable by the Lender in connection with LIBO Rate Loan, or requires the Lender to make any payment calculated by reference to the amount of LIBO Rate Loan or interest by an amount deemed material by the Lender, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining its LIBO Rate Loans or to reduce the return received by the Lender, in connection with such LIBO Rate Loans, then, within 15 days of demand by the Lender, the Borrowers shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received.
Section 3.2. Changes in Capital Adequacy Regulations. If the Lender determines the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender is increased as a result of a Change, then, within 15 days of demand by the Lender, the Borrowers shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender determines is attributable to this Agreement, the Outstanding Credit Exposure or any Commitment, as the case may be, hereunder (after taking into account the Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
Section 3.3. Taxes.
(i) All payments by the Borrowers to or for the account of the Lender hereunder or under the Note shall be made free and clear of and without deduction for any and all Taxes. If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under Section 3.3) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrowers shall make such deductions, (c) the Borrowers shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrowers shall furnish to the Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
(ii) In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Note or from the execution or delivery of, or otherwise with respect to, this Agreement or the Note (“Other Taxes”).
(iii) The Borrowers hereby agree to indemnify the Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.4) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Lender makes demand therefor pursuant to Section 3.4.
Section 3.4. Lender Statements; Survival of Indemnity. The Lender shall deliver a written statement of the Lender to the Borrowers as to the amount due, if any, under Section 3.1, or 3.2, or 3.3. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, and 3.3 shall survive payment of the Obligations and termination of this Agreement.
ARTICLE IV
Conditions Precedent
Section 4.1. Effective Date; Initial Credit Extension.
(i) The obligation of the Lender to make Loans is subject to the satisfaction of the following conditions:
(a) The Borrowers shall have furnished to the Lender:
(A) Copies of the articles of incorporation or articles of organization, as the case may be, of the Borrowers, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation or organization.
(B) Copies certified by the Secretary or Assistant Secretary of each Borrowers, of the code of regulations or operating agreement and by-laws, if any, as the case may be, and resolutions authorizing the execution, delivery and performance of the Loan Documents.
(C) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrowers authorized to sign the Loan Documents, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the Borrowers.
(D) The Notes required by the Lender pursuant to Section 2.7 payable to the order of the Lender.
(E) An opinion of counsel to the Borrowers in form and substance satisfactory to Lender and its counsel.
(F) The documents and items set forth in the Closing Agenda.
(G) All other Loan Documents executed by the parties thereto.
(H) A certificate, executed by the Secretary or Assistant Secretary of Bancinsurance, certifying that the required shareholder approval of the Going Private Transaction has been obtained.
(I) Such other documents as the Lender or its counsel may have reasonably requested.
(J) A satisfactory lien search performed within five (5) Business Days of the certificate referenced in (H) above.
(b) The Lender shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.12) on the Closing Date.
Section 4.2. Each Credit Extension. The obligation of the Lender to make a Loan on the occasion of any Advance is subject to the satisfaction of the following conditions:
(i) There exists no Default or Unmatured Default.
(ii) The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
Each Borrowing Notice with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V
Representations And Warranties
Each Borrower represents and warrants to the Lender that:
Section 5.1. Existence and Standing. Each Borrower and its Subsidiaries is a corporation or a limited liability company incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and, except where such failure does not have a Material Adverse Effect, has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
Section 5.2. Authorization and Validity. Each Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper limited liability company proceedings, and the Loan Documents to which such Borrower is a party constitute legal, valid and binding obligations of such Borrower enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.
Section 5.3. No Conflict; Government Consent. Except for limitations under Insurance Laws, neither the execution and delivery by each Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries or (ii) such Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which such Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement other than Liens permitted by the Loan Documents. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by such Borrower or any of its Subsidiaries, is required to be obtained by such Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by such Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents, other than as set forth in the Collateral Documents and filings required to perfect Lender’s security interest.

Section 5.4. Financial Statements. The financial statements of Bancinsurance for 2007, 2008 and 2009 fiscal years heretofore delivered to Lender were prepared in accordance with generally accepted accounting principals in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrowers at such date and the consolidated results of their operations for the period then ended.
Section 5.5. Taxes. Each Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrowers or any of their Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or such taxes, if any, where the failure to file the applicable return and pay the tax would not have Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes, except for any liens or claims which could not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrowers and their Subsidiaries in respect of any taxes or other governmental charges are substantially adequate.
Section 5.6. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting any Borrowers or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, and except for those Contingent Obligations permitted under Section 6.17, the Borrowers has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
Section 5.7. Subsidiaries. Schedule 1 contains an accurate list of all Subsidiaries of the Borrowers as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrowers or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
Section 5.8. ERISA. No Plan has any Unfunded Liability which could reasonably be expected to have a Material Adverse Effect. The Borrowers nor any other member of the Controlled Group have incurred, or are reasonably expected to incur, any withdrawal liability to Multiemployer Plans which could reasonably be expected to have a Material Adverse Effect. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan which would have a Material Adverse Effect. None of the Borrowers nor any other member of the Controlled Group have withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan which could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Accuracy of Information. No information, exhibit or report furnished by any Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any misstatement of fact or omitted to state a fact or any fact necessary to make the statements contained therein not misleading, except where such misstatement or omission was not material when considered in light of the Obligations.
Section 5.10. Federal Reserve Regulations. None of the Borrowers nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
Section 5.11. Material Agreements. None of the Borrowers nor any of their Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. None of the Borrowers nor any of their Subsidiaries is in default (beyond applicable grace periods) in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
Section 5.12. Compliance With Laws. Borrowers and their Subsidiaries are in compliance with all federal, state and local laws, regulations and orders applicable to Borrowers and their Subsidiaries or their assets including but not limited to all Environmental Laws, and Insurance Laws, in all respects material to Borrowers’ and their Subsidiaries’ business, assets or prospects and shall immediately notify Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrowers and their Subsidiaries from any Department of Insurance, except where such failure could not reasonably be expected to have a Material Adverse Effect. Borrowers and their Subsidiaries shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law.
Section 5.13. Properties.
(i) Each Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of the Property material to its business (including its real properties), except for defects which could not reasonably be expected to have a Material Adverse Effect.
(ii) Each Borrower and its Subsidiaries has complied with all material obligations under all leases to which it is a party and that are material to such Borrower and its Subsidiaries taken as a whole and all such leases are in full force and effect except failures which could not reasonably be expected to have a Material Adverse Effect. Each Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases in which such Borrower or any such Subsidiary is a lessee, except failures which could not reasonably be expected to have a Material Adverse Effect.

(iii) Each Borrower and its Subsidiaries owns, or is licensed or otherwise permitted to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by such Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(iv) Schedule 5.13 sets forth the address of each real property that is owned or leased by any Borrower or any of its Subsidiaries as of the Effective Date after giving effect to the transactions contemplated hereby.
(v) As of the Effective Date, none of the Borrowers nor any of their Subsidiaries have received notice of, or have knowledge of, any pending or contemplated condemnation proceeding affecting any of its real properties or any sale or disposition thereof, in lieu of condemnation. As of the Effective Date, none of the Borrowers’ nor any of their Subsidiaries’ owned real properties, nor any interest therein, is subject to any right of first refusal, option or other contractual right to purchase such real property or interest therein.
Section 5.14. Plan Assets; Prohibited Transactions. None of the Borrowers are an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
Section 5.15. Environmental Matters. None of the Borrowers nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
Section 5.16. Insurance Law Matters. None of the Borrowers nor any Subsidiary including Ohio Indemnity has received any notice to the effect that its operations are not in material compliance with any of the requirements of the applicable insurance laws, except where such noncompliance could reasonably be expected to not have a Material Adverse Effect.
Section 5.17. Investment Company Act. None of the Borrowers nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
Section 5.18. Public Utility Holding Company Act. None of the Borrowers nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.19. Post-Retirement Benefits. The present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrowers and their Subsidiaries to its employees and former employees, as estimated by the Borrowers in accordance with procedures and assumptions deemed reasonable by the Lender is zero.
Section 5.20. Insurance. At its own cost, Borrowers shall obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by companies with established reputations engaged in the same or similar business as Borrowers and, in any event, sufficient to fully protect Lender’s interest in the collateral, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrowers. All such policies shall (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured and, where applicable, as loss payee under a Lender loss payable endorsement satisfactory to Lender, and (iii) shall provide for thirty (30) days written notice to Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrowers on the Effective Date and at such other times as Lender may request from time to time.
Section 5.21. Solvency.
(i) Immediately after the consummation of the Going Private Transaction and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrowers and their Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrowers and their Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrowers and their Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(ii) The Borrowers do not intend to, or to permit any of their Subsidiaries to, and do not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
Section 5.22. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrowers or any of their Subsidiaries pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Borrowers and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All payments due from the Borrowers or any of their Subsidiaries, or for which any claim may be made against the Borrowers or any Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued to the extent required by Agreement Accounting Principles as a liability on the books of the Borrowers or any Subsidiary, except any payments which could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrowers or any of their Subsidiaries is bound.
ARTICLE VI
Covenants
During the term of this Agreement, unless the Lender shall otherwise consent in writing:
Section 6.1. Financial Reporting. The Borrowers will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lender:
(i) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants reasonably acceptable to the Lender (which acceptance will not be unreasonably withheld), prepared in accordance with Agreement Accounting Principles on a consolidated basis for Fenist, LLC and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by any management letter prepared by said accountants, if applicable.
(ii) Within 45 days after the close of each fiscal quarter of each of fiscal year, for Fenist, LLC and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss statements for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Authorized Officer.
(iii) Within 45 days after the close of each month which is the end of a fiscal quarter, a compliance certificate in substantially the form of Exhibit C signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
(iv) As soon as possible and in any event within 10 days after any Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of such Borrower, describing said Reportable Event and the action which such Borrower proposes to take with respect thereto.

(v) As soon as possible and in any event within 10 days after receipt by a Borrower, a copy of any notice alleging any violation of any Insurance Laws by the Borrowers or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
(vi) Such other information (including non-financial information) as the Lender may from time to time reasonably request.
Section 6.2. Use of Proceeds. The Borrowers will use the proceeds of the (x) Revolving Loans to complete the Going Private Transaction and for general corporate purposes and (y) the Term Loan to complete the Going Private Transaction. The Borrowers will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
Section 6.3. Notice of Default. The Borrowers will give prompt notice in writing to the Lender of the occurrence of any Default or Unmatured Default.
Section 6.4. Conduct of Business. The Borrowers will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except as contemplated by the Going Private Transaction or where failure to maintain such authority could not reasonably be expected to have a Material Adverse Effect.
Section 6.5. Taxes. The Borrowers will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles, or such taxes, if any, where the failure to file the applicable return and pay the tax would not have Material Adverse Effect.
Section 6.6. Compliance with Laws. The Borrowers will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws and all Insurance Laws, except where such failure could not reasonably be expected to have a Material Adverse Effect.
Section 6.7. Maintenance of Properties. The Borrowers will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where such failure could not reasonably be expected to have a Material Adverse Effect.
Section 6.8. Books and Records; Inspection. The Borrowers will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries in all respects are made for all dealings and transactions in relation to its business and activities, and (ii) permit the Lender, by its respective representatives and agents, at reasonable times and upon reasonable advance notice to the Borrowers, to inspect any of the Property, books and financial records of the Borrowers and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrowers and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrowers and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender may designate.
Section 6.9. Indebtedness. The Borrowers will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(i)	The Loans;
(ii)	Indebtedness existing on the date hereof and described in Schedule 2;
(iii)	Indebtedness arising under Rate Management Transactions related to the Loans, if any; and
(iv)	other indebtedness not to exceed $100,000 per year.
Section 6.10. Merger. The Borrowers will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person (excluding the Going Private Transaction).
Section 6.11. Sale of Assets. Except as contemplated by the Going Private Transaction, the Borrowers will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person.
Section 6.12. Investments and Acquisitions. The Borrowers will not make or suffer to exist any new Investments (including loans and advances to, and other Investments in, Subsidiaries), or new commitments therefor, or to create any new Subsidiary or to become a partner in any new partnership or joint venture, or to make any new acquisition of any Person not in the ordinary course of business in excess of $2,000,000.
Section 6.13. Liens. The Borrowers will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrowers or any of its Subsidiaries, except:
(i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.
(iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
(iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrowers or its Subsidiaries.
(v) Liens existing on the date hereof and described in Schedule 2.
(vi) Liens in favor of the Lender, granted pursuant to any Collateral Document.
(vii) Liens on assets to secure the purchase price of such assets to be acquired, which Liens cover only the assets acquired with such Indebtedness (or any extensions, renewals or replacements of any such Liens for the same or a lesser amount), permitted under this Agreement.
(viii) Liens arising from the filing of Uniform Commercial Code financing statements regarding leases permitted under this Agreement.
Section 6.14. Affiliates. The Borrowers will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrowers’ or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrowers or such Subsidiary than the Borrowers or such Subsidiary would obtain in a comparable arms-length transaction.
Section 6.15. Off-Balance Sheet Liabilities. The Borrowers will not, nor will it permit any Subsidiary to, enter into or suffer to exist any new transaction pursuant to which it incurs or has incurred any Off-Balance Sheet Liabilities.
Section 6.16. Contingent Obligations. The Borrowers will not, nor will it permit any Subsidiary to, make or suffer to exist any new Contingent Obligation (including any Contingent Obligation with respect to the obligations of a Subsidiary), except by endorsement of instruments for deposit or collection in the ordinary course of business.
Section 6.17. Financial Contracts. The Borrowers will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract, except for Financial Contracts with the Lender.

Section 6.18. Financial Covenants.
Section 6.18.1. Fixed Charge Coverage Ratio. The Borrowers will not permit the Debt Service Coverage Ratio, determined as of the end of each of its fiscal quarters for the then most recently ended four quarters, to be less than 1.20 to 1.0.
Section 6.18.2. Minimum Tangible Net Worth Ratio. Bancinsurance shall maintain a Tangible Net Worth of not less than $26,000,000, determined as of the end of each of its fiscal quarters.
Section 6.19 No Amendments to Certain Documents and Agreements. The Borrowers will not, nor will it permit any material amendment to its Articles of Incorporation, Articles of Organization, Code of Regulations and its Operating Agreement.
Section 6.20 Depository/Banking Services. Lender shall be the principal depository in which substantially all of Borrowers’ and their Subsidiaries’ funds are deposited, and the principal bank of account of Borrowers and its Subsidiaries, as long as any Obligations are outstanding, and Borrowers and its Subsidiaries shall grant Lender the first and last opportunity to provide any corporate banking services required by Borrowers and its Subsidiaries.
Any payments and other amounts owing under this Agreement shall be initiated by Lender in accordance with the terms of this Agreement from Bancinsurance’s account through BillPayer 2000®. Bancinsurance hereby authorizes Lender to initiate such payments from its account located at Fifth Third Bank, Columbus, Ohio, routing number 042000314 and account number 7281862081. Borrowers acknowledge and agree that use of BillPayer 2000® shall be governed by the BillPayer 2000® Terms and Conditions, a copy of which Borrowers acknowledge receipt. Borrowers further acknowledge and agree to maintain payments hereunder through BillPayer 2000® throughout the term of this Agreement. Each payment hereunder shall be applied first to advanced costs, charges and fees, then to accrued interest, and then to principal, if applicable.
Section 6.21 Other Amounts Deemed Loans. If Borrowers fail to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, no earlier than 5 Business Days after notifying the Borrowers thereof, pay, satisfy, discharge or bond the same for the account of Borrowers, and to the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrowers shall be deemed Obligations.
Section 6.22 Further Assurances. Borrowers shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.
Section 6.23 AM Best Rating. Ohio Indemnity must maintain an AM Best rating of at least B++.

Section 6.24 Loans and Advances to Employees. Borrowers and their Subsidiaries shall not make any new loans or advances to employees in the aggregate in excess of $750,000 outstanding at any time (excluding loans or advances under split dollar life insurance arrangements).
Section 6.25 Annual Lease Expense. The Borrowers and their Subsidiaries shall not incur annual lease expenses in excess of $500,000 per year.
Section 6.26 Dividend Payments from Subsidiaries. Borrower will not permit Ohio Indemnity Company or Ultimate Services to restrict or enter into any agreement which will limit their ability to make dividend payments to Bancinsurance, other than as permitted by statute.
ARTICLE VII
Defaults
The occurrence of any one or more of the following events shall constitute a Default or an Event of Default:
Section 7.1. Any representation or warranty made or deemed made by or on behalf of any Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.
Section 7.2. Borrowers’ failure to pay (i) principal of any Loan when due, (ii) interest upon any Loan, or (iii) the Unused Commitment Fee, or other obligation under any of the Loan Documents when due.
Section 7.3. The breach by Borrower or any of its Subsidiaries (i) of any of the terms or provisions of Sections 6.2, 6.9, 6.10, 6.12, 6.13 and 6.18, or (ii) of any of the terms or provisions of this Agreement, other than those listed in the preceding item (i), which default or breach is not remedied within twenty (20) days after written notice from the Lender continues beyond any period of grace therein provided.
Section 7.4. Failure of any Borrower or any of its Subsidiaries to pay when due (after giving effect to any notice and applicable grace periods) any Indebtedness aggregating in excess of $500,000 (“Material Indebtedness”); or the default by Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of a Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

Section 7.5. A Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.5, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.6, or (vii) the Borrowers or any of its Subsidiaries shall not pay, subject to applicable grace periods, or admit in writing its inability to pay, its debts generally as they become due.
Section 7.6. Without the application, approval or consent of any Borrower or any of its Subsidiaries a receiver, trustee, examiner, liquidator or similar official shall be appointed for a Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.5(iv) shall be instituted against a Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
Section 7.7. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrowers and its Subsidiaries which, when taken together with all other Property of the Borrowers and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.
Section 7.8. The Borrowers or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $500,000 in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.
Section 7.9. The Unfunded Liabilities of all Single Employer Plans shall exceed $250,000 or any Reportable Event shall occur in connection with any Plan that would have a Material Adverse Effect.
Section 7.10. Any Change in Control shall occur.
Section 7.11. The occurrence of any “Default”, or an “Event of Default” as defined in any Loan Document (other than this Agreement and the Collateral Documents) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement and the Collateral Documents), which default or breach is not remedied within twenty (20) days after written notice from the Lender continues beyond any period of grace therein provided.

Section 7.12. Any Collateral Document shall fail for any reason (other than any action taken or omitted to be taken by the Lender) to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or the Borrowers, or any Subsidiary shall fail to comply with any of the terms or provisions of any Collateral Document, except to the extent (i) said failure is not expected (as determined by the Lender in its sole discretion) to have a Material Adverse Effect, and (ii) said failure shall be remedied within twenty (20) days after written notice from the Lender.
ARTICLE VIII
Acceleration, Waivers And Remedies
Section 8.1. Acceleration.
(i) If any Default described in Section 7.5 or 7.6 occurs with respect to a Borrower, the obligations of the Lender to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable and Borrowers shall be and become unconditionally obligated to pay the same without any election or action on the part of the Lender. If any other Default occurs, the Lender may terminate or suspend the obligations of the Lender to make Loans hereunder or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive.
(ii) Upon the occurrence of any Default, the Lender shall have all of the rights and remedies provided by any loan or agreement.
Section 8.2. Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender required pursuant to Section 9.12, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.
Section 8.3 Setoff. In addition to, and without limitation of, any rights of the Lender under applicable law, if Borrowers become insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part hereof, shall then be due.
ARTICLE IX
General Provisions
Section 9.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
Section 9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.
Section 9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
Section 9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, and the Lender and supersede all prior agreements and understandings among the Borrowers and the Lender relating to the subject matter thereof.
Section 9.5. Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
Section 9.6. Expenses; Indemnification.
(i) The Borrowers shall reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Lender, which attorneys may be employees of the Lender) paid or incurred by the Lender in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrowers also agree to reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.
(ii) The Borrowers hereby further agree to indemnify the Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.

Section 9.7. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
Section 9.8. Nonliability of Lender. The relationship between the Borrowers on the one hand and the Lender, on the other hand shall be solely that of borrowers and lender. The Lender shall not have any fiduciary responsibilities to the Borrowers. The Lender undertakes no responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations. The Borrowers agree that the Lender shall not have liability to them (whether sounding in tort, contract or otherwise) for losses suffered by them in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Lender shall have no liability with respect to, and the Borrowers hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.
Section 9.9. Confidentiality. The Lender agrees to hold any confidential information which it may receive from the Borrowers pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Lender, each of whom shall be informed of and advised to comply with the provisions of this Section 9.9, (iii) to regulatory officials as required by law, (iv) to any Person required by law, regulation, or legal process, (v) to any Person in connection, to which disclosure is required, with any legal proceeding to which the Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, if they agree to be likewise bound by the provisions of this Section 9.9, and (vii) permitted by Section 9.20, if the Transferee agrees to be likewise bound by the provisions of this Section 9.9. With regard to legal process or proceedings under Section 9.9 (iv) and (v), the Lender shall promptly notify the Borrowers of such request or requirement and shall cooperate, to the extent allowed by law, with the Borrowers in resisting disclosure or obtaining a protective order.
Section 9.10. Nonreliance. The Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Credit Extensions provided for herein.
Section 9.11. Disclosure. The Borrowers and the Lender hereby (i) acknowledge and agree that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to, or have other relationships with the Borrowers and their Affiliates, and (ii) waive any liability of the Lender and/or its Affiliates or such Affiliate of the Lender and/or its Affiliates to the Borrowers, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of the Lender or its Affiliates.

Section 9.12. Amendments. The Lender and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or the Borrowers hereunder or waiving any Default hereunder.
Section 9.13. Notices. Except as otherwise permitted by Section 2.12 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrowers at its address or facsimile number set forth on the signature pages hereof, or (y) in the case of the Lender, at its address or facsimile number set forth below its signature hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section.
Section 9.14. Change of Address. The Borrowers and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
Section 9.15. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers and Lender.
Section 9.16. Choice of Law. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (but without regard to the conflict of laws provisions) of the State of Ohio, but giving effect to federal laws applicable to national banks.
Section 9.17. Consent To Jurisdiction. The Borrowers hereby irrevocably submit to the non-exclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to any Loan Documents and the Borrowers hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of the Lender to bring proceedings against the Borrowers in the courts of any other jurisdiction. Any judicial proceeding by the Borrowers against the Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a court in Columbus, Ohio.
Section 9.18. Assignments. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. The consent of the Borrowers shall not be required for any assignment to (i) an Affiliate of the

Lender, or (ii) if a Default exists, otherwise Borrowers’ consent shall be required which consent shall not be unreasonably withheld.
Section 9.19. Participations. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of the Lender, the note held by the Lender, any Commitment of the Lender or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the owner of its Outstanding Credit Exposure and the holder of the note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrowers and the Lender shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents.
Section 9.20. Dissemination of Information. Subject to Section 9.9, Borrowers authorize the Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in the Lender’s possession concerning the creditworthiness of the Borrowers.
Section 9.21. IMPORTANT INFORMATION ABOUT PROCEDURES REQUIRED BY THE USA PATRIOT ACT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account or establishes a relationship with the Lender. What this means: When an Person opens an account or establishes a relationship with the Lender, the Lender may ask the name, address, date of birth, and other information that will allow the Lender to identify the Person who opens an account or establishes a relationship with the Lender. The Lender may also ask to see identifying documents for the Person.
Section 9.22. WAIVER OF JURY TRIAL. THE BORROWERS AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
Section 9.23. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be accumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such accumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.24. Warrant of Attorney. The Borrowers hereby irrevocably authorize any attorney-at-law, including any attorney-at-law employed or retained by the Lender to appear for it in any action on this Agreement or any Note at any time after the same becomes due as herein or therein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Borrowers then reside or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Agreement and any Note against the Borrowers, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered. The Borrowers consent to the jurisdiction and venue of such court. The Borrowers waive any conflict of interest that any attorney-at-law employed or retained by the Lender may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.
[signatures contained on the following page]

IN WITNESS WHEREOF, the Borrowers and the Lender have executed this Agreement as of the date first above written.
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BANCINSURANCE CORPORATION		FENIST, LLC

By:		By:
	Matthew C. Nolan, Vice President,		John S. Sokol, Managing Member
	Chief Financial Officer, Treasurer		250 East Broad Street, 7th Floor
	and Secretary		Columbus, Ohio 43215
	250 East Broad Street, 7th Floor		Telephone: (614) 220-5200
	Columbus, Ohio 43215		Fax: (614) 228-5552
Telephone: (614) 220-5200
Fax: (614) 228-5552
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

FENIST ACQUISITION SUB, INC.

By:
John S. Sokol, President
250 East Broad Street, 7th Floor
Columbus, Ohio 43215
Telephone: (614) 220-5200
Fax: (614) 228-5552
Signature Page to
Credit Agreement (Borrowers)

FIFTH THIRD BANK

By:
William J. Whitley, Vice President
Fifth Third Center
21 East State Street, MD 468371
Columbus, Ohio 43215 Telephone: (614) 744-7674
Fax: (614) 744-7606
Signature Page to
Credit Agreement (Lender)

EXHIBIT A
FORM OF REVOLVING NOTE

A-1

EXHIBIT B
FORM OF TERM NOTE

B-1

EXHIBIT C
COMPLIANCE CERTIFICATE

To:	Fifth Third Bank
Attn:
This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of  _____, 2010 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Bancinsurance Corporation (the “Borrowers”) and Fifth Third Bank (the “Lender”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED HEREBY, ON BEHALF OF BORROWERS, CERTIFIES TO THE BEST KNOWLEDGE OF THE UNDERSIGNED, THAT:
1. I am the duly elected                                  of the Borrowers;
2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and its Subsidiaries during the accounting period covered by the attached financial statements;
3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4. Addendum I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
The foregoing certifications, together with the computations set forth in Addendum I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this  _____  day of                     , 201_____.

C-1

ADDENDUM I TO COMPLIANCE CERTIFICATE

C-2

SCHEDULE 1
SUBSIDIARIES AND OTHER INVESTMENTS
(See Sections 5.7 and 6.13)

Investment	Jurisdiction of	Owned	Percent
In	Organization	By	Ownership

Fenist, LLC	Ohio	Private Investor Group	100%

Fenist Acquisition Sub, Inc.	Ohio	Fenist, LLC	100%

Bancinsurance Corporation	Ohio	Fenist, LLC *	100%

Ohio Indemnity Company	Ohio	Bancinsurance Corporation	100%

Ultimate Services Agency, LLC	Ohio	Bancinsurance Corporation	100%

*	Upon consummation of the Going Private Transaction

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SCHEDULE 2
INDEBTEDNESS AND LIENS
(See Sections 6.9 and 6.13)

Maturity
Indebtedness	Indebtedness	Property	and Amount
Incurred By	Owed To	Encumbered (If Any)	of Indebtedness

Bancinsurance	Lender		$5,000,000 revolving line of credit – 6/29/11

BIC Statutory Trust I	Note 1		$8,248,000 – 12/4/32

BIC Statutory Trust II	Note 1		$7,217,000 – 9/30/33
Note 1 — Floating rate Trust Preferred Capital Securities issued in an exempt private placement transaction.

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SCHEDULE 5.13
ADDRESSES OF REAL PROPERTY
OWNED OR LEASED BY THE BORROWERS
Leased (by Ohio Indemnity):
250 E. Broad St.
Columbus, Ohio 43215
Owned:
None

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